News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $1.7 Million
in the Second Quarter of 2015

HAMBURG, NY, July 30, 2015 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2015.

HIGHLIGHTS OF THE 2015 SECOND QUARTER

•	Generated net income of $1.7 million, or $0.39 per diluted share
•	Loans increased $47.4 million, or 7.2%, to $710.8 million from June 30, 2014
•	Strong low-cost deposit growth drove total deposit balances to $774.2 million, up $67.0 million, or 9.5%, from the prior-year period

Net income was $1.7 million, or $0.39 per diluted share, in the second quarter of 2015 compared with  $1.6 million, or $0.37 per diluted share, in the second quarter of 2014.  The Company’s results are flat compared with the second quarter of 2014, when $1.0 million in litigation expense was incurred, due to planned investments in people and systems that support the Company’s growth strategy.  These strategic investments have resulted in an increase in loans from the prior year period and trailing quarter, which had a positive impact in offsetting margin compression in the challenging interest rate environment.

For the six months ended June 30, 2015, Evans recorded net income of $3.6 million, or $0.83 per diluted share, flat to net income of $3.6 million, or $0.84 per diluted share, in the same period in 2014, which included the litigation expense referred to above.

“Our second quarter results were solid, highlighted by the continued expansion of our customer base, particularly with business loans,” said David J. Nasca, President and CEO of Evans Bank and its holding company.  “Our growing low cost deposit base continues to be put to work to support lending in our communities. Evans is poised for sustained profitable growth, while we continue to make investments in people and technology.”

Mr. Nasca added, “While the current rate and competitive environments are putting downward pressure on margins, we continue to work towards a positive year for Evans as we are on pace with last year’s record performance.  We have grown our market presence and mobile distribution channels, added seasoned lenders to broaden our commercial loan business, and continued to gain traction and visibility as a leading community bank in our market.”

Net Interest Income

Net interest income was $7.6 million in the second quarter, consistent with the prior-year period and the trailing first quarter.  Strong commercial loan growth helped offset the impact of a declining net interest margin.

Evans Bancorp Reports Net Income of $1.7 million in the Second Quarter of 2015

July 30, 2015

Net interest margin of 3.61% decreased 37 basis points from the 2014 second quarter rate of 3.98%, and was impacted by two major items. The current interest rate and competitive environments have negatively impacted pricing on Evans’ loans which is evident in a 28 basis points decline in loan yield compared with prior year second quarter. Additionally, as a result of a successful introduction of a new money market account, the bank gathered and placed funds into lower yielding interest bearing deposits at banks, which the Bank will deploy into loans and other business products in future quarters.   When compared with the trailing first quarter rate of 3.84%,  second quarter net interest margin was down 23 basis points, mostly due to the increased level of interest bearing deposits at banks.

Gary A. Kajtoch, Executive Vice President and CFO, commented, “As expected, our yield on interest-earning assets declined, primarily due to lower loan rates reflecting increased competition.  Importantly, we offset margin pressure with strong in-market commercial loan growth while maintaining superior credit quality.  Margin headwinds are expected to continue throughout 2015; however, we believe we are well positioned to drive expansion of our net interest margin if the interest rate environment improves.”

The provision for loan losses was $415 thousand in the 2015 second quarter, up from $176 thousand in the prior-year period. When compared with the trailing first quarter of 2015, the provision increased by $214 thousand due to an increase in commercial loans classified as criticized assets.

Non-Interest Income

Non-interest income was $3.5 million, or 31.2% of total revenue, in the quarter, up $0.4 million, or 13.8%, from the prior-year period.  Insurance agency revenue of $1.8 million was up $0.2 million, or 14.8%, from the 2014 second quarter, due mostly to a high level of claims adjustment fees earned for services provided to assess damages of local properties impacted by the severe winter. Compared with the trailing first quarter of 2015, total non-interest income increased by $0.4 million due mainly to commercial loan fees, mortgage servicing rights income, and data center income.

Non-Interest Expense

Total non-interest expense was $8.2 million in the second quarter, a decrease of 1.1% from the prior-year period.  The prior-year period included a $1.0 million litigation expense related to the NYS Attorney General's allegations regarding the Bank’s residential mortgage fair lending practices. Personnel expenses, the largest expense category for the Company, were up $0.5 million, or 11.0%, from last year’s second quarter, and reflect annual merit increases and personnel hires to support the Company’s continued growth.

Compared with the trailing first quarter of 2015, total non-interest expense was up $0.7 million, or 9.7%. The increase was a result of increases in salaries, professional services, and other expenses.  Salaries increased as a result of hiring to support the Company’s growth.  Professional services increases are related to both continued dialogue with the NYS Attorney General and consulting fees associated with the Company’s core banking system conversion. The Company incurred expenses related to successful loan growth in second quarter such as appraisal and underwriting expenses, which was reflected in an increase in other expenses.

Income tax expense for the quarter was $0.8 million, representing an effective tax rate of 32.1% compared with an effective tax rate of 29.2% in the second quarter of 2014.  The increase was due to a lower expected percentage of tax exempt income to total income for 2015, compared with the expectation in last year’s second quarter for the full year 2014 period.

Evans Bancorp Reports Net Income of $1.7 million in the Second Quarter of 2015

July 30, 2015

Balance Sheet Highlights

Total assets were $908.5 million at June 30, 2015, up 9.4%, or $78.0 million, from the 2014 second quarter and up 0.5%, or $4.2 million, from the trailing 2015 first quarter. Loans of $710.8 million grew 7.2% from $663.4 million at June 30, 2014 and were up 1.3% from $701.7 million at March 31, 2015.  The increase over both periods was primarily due to growth in the commercial real estate and commercial and industrial loan portfolios.

Investment securities were $109.5 million at June 30, 2015, up 2.1% from the end of second quarter 2014, and up 7.1% from the trailing 2015 first quarter.

Total deposits increased $67.0 million, or 9.5%, to $774.2 million at June 30, 2015, from
$707.2 million at June 30, 2014, but decreased $6.2 million, or 0.8%, from the 2015 first quarter-end.  The year-over-year growth was mainly attributable to increases in demand deposits and savings accounts, which increased $15.3 million, or 10.3%, and $54.8 million, or 14.5%, respectively. In the first quarter the Bank introduced a new money market account that has been successful in acquiring new customer deposit relationships and providing cross sell opportunities.

Asset Quality

The ratio of non-performing loans to total loans increased to 1.55% at June 30, 2015, from 0.82% at June 30, 2014, though decreased from 1.68% at March 31, 2015.  The increase over the second quarter of 2014 was due to an increase in non-performing loans related primarily to a single commercial loan.

Net charge offs in the second quarter resulted in a 0.05% ratio of net charge offs to average total loans and leases.  This compares with net charge offs of 0.24% in the second quarter of 2014, and from net recoveries of (0.03%) in the first quarter of 2015.

The ratio of the allowance for loan losses to total loans was 1.84% at June 30, 2015, compared with 1.82% at March 31, 2015, and 1.74% at June 30, 2014.  The coverage ratio was 119.2% at June 30, 2015 compared with 108.3% at the end of the trailing first quarter and 211.6% at the end of the 2014 second quarter. The decrease in coverage ratio from the end of the 2014 second quarter was due to the single commercial loan mentioned above.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.23% at June 30, 2015.  Book value per share continues to grow and was $20.80 at June 30, 2015 compared with $20.49 at March 31, 2015 and $19.84 at June 30, 2014.  Tangible book value per share at June 30, 2015 was $18.89, up 5.5% from the end of the second quarter of 2014 and up 1.7% from the trailing first quarter of 2015.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $909 million in assets and $774 million in deposits at June 30, 2015.  Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Evans Bancorp Reports Net Income of $1.7 million in the Second Quarter of 2015

July 30, 2015

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Net Income of $1.7 million in the Second Quarter of 2015

July 30, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
ASSETS
Investment Securities	$109,508	$102,289	$100,057	$104,223	$107,290
Loans	710,832	701,738	695,664	685,340	663,399
Allowance for loan losses	(13,110)	(12,777)	(12,533)	(11,955)	(11,522)
Goodwill and intangible assets	8,101	8,101	8,101	8,101	8,128
All other assets	93,216	105,001	55,520	55,643	63,261
Total assets	$908,547	$904,352	$846,809	$841,352	$830,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	163,862	169,965	158,631	153,065	148,559
NOW deposits	79,266	82,956	72,670	72,343	73,645
Regular savings deposits	431,555	416,317	363,542	367,277	376,759
Time deposits	99,482	111,120	112,792	117,110	108,207
Total deposits	774,165	780,358	707,635	709,795	707,170
Borrowings	32,339	22,003	38,808	34,976	30,450
Other liabilities	13,848	15,290	14,578	12,607	9,987
Total stockholders' equity	$88,195	$86,701	$85,788	$83,974	$82,949

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,239,929	4,230,895	4,203,684	4,190,195	4,179,758
Book value per share	$20.80	$20.49	$20.41	$20.04	$19.84
Tangible book value per share	$18.89	$18.58	$18.48	$18.11	$17.90
Tier 1 leverage ratio	10.23%	10.81%	10.84%	10.56%	10.04%
Tier 1 risk-based capital ratio	12.63%	13.34%	13.60%	13.42%	13.10%
Total risk-based capital ratio	13.89%	14.54%	14.85%	14.67%	14.35%

ASSET QUALITY DATA
Total non-performing loans	$10,994	$11,803	$10,591	$5,392	$5,445
Total net loan charge-offs
(recoveries)	83	(43)	(5)	(106)	388

Non-performing loans /
Total loans	1.55%	1.68%	1.52%	0.79%	0.82%
Net loan charge-offs (recoveries)/
Average loans	0.05%	(0.03)%	-%	(0.06)%	0.24%
Allowance for loans to
total loans	1.84%	1.82%	1.80%	1.74%	1.74%

Evans Bancorp Reports Net Income of $1.7 million in the Second Quarter of 2015

July 30, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2015	2015	2014	2014	2014
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest income	$8,636	$8,456	$9,327	$8,576	$8,592
Interest expense	988	875	887	899	910
Net interest income	7,648	7,581	8,440	7,677	7,682
Provision for loan losses	415	201	574	326	176
Net interest income after provision	7,233	7,380	7,866	7,351	7,506

Deposit service charges	411	409	432	482	464
Insurance service and fee revenue	1,821	1,829	1,526	1,888	1,586
Bank-owned life insurance	152	137	140	138	151
Loss on tax credit investment	-	-	(2,596)	-	-
Other income	1,092	691	812	1,002	854
Total non-interest income	3,476	3,066	314	3,510	3,055

Salaries and employee benefits	5,066	4,794	4,792	4,792	4,564
Occupancy	697	695	720	720	685
Repairs and maintenance	215	173	186	190	180
Advertising and public relations	231	211	218	146	281
Professional services	670	511	445	438	418
Technology and communications	262	259	304	247	278
Amortization of intangibles	-	-	-	27	40
FDIC insurance	148	147	142	137	112
Litigation expense	-	-	-	-	1,000
Other expenses	952	722	1,008	788	774
Total non-interest expenses	8,241	7,512	7,815	7,485	8,332

Income before income taxes	2,468	2,934	365	3,376	2,229
Income tax provision (benefit)	793	1,029	(1,941)	1,086	650
Net income	$1,675	$1,905	$2,306	$2,290	$1,579

PER SHARE DATA
Net income per common share-diluted	$0.39	$0.44	$0.54	$0.54	$0.37
Cash dividends per common share	$-	$0.36	$-	$0.34	$-
Weighted average number of
diluted shares	4,309,688	4,291,676	4,268,069	4,260,759	4,248,249

PERFORMANCE RATIOS
Return on average total assets	0.74%	0.89%	1.09%	1.09%	0.76%
Return on average stockholders' equity	7.62%	8.74%	10.79%	10.84%	7.69%
Efficiency ratio	74.08%	70.56%	68.85%	66.67%	77.23%

Evans Bancorp Reports Net Income of $1.7 million in the Second Quarter of 2015

July 30, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2015	2015	2014	2014	2014
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

AVERAGE BALANCES
Loans, net	$691,608	$682,653	$675,144	$666,029	$647,169
Investment securities	103,641	100,886	102,106	106,086	105,380
Interest bearing deposits at banks	51,094	6,624	4,582	2,134	18,625
Total interest-earning assets	846,343	790,163	781,832	774,249	771,174
Non-interest earning assets	64,396	64,372	62,961	64,729	64,944
Total Assets	$910,739	$854,535	$844,793	$838,978	$836,118

NOW	78,979	77,072	70,723	72,337	73,873
Regular savings	398,067	343,523	335,401	342,678	345,620
Muni-vest savings	32,863	26,494	34,091	28,304	38,255
Time deposits	105,051	112,224	119,240	108,580	108,699
Total interest-bearing deposits	614,960	559,313	559,455	551,899	566,447
Other borrowings	31,533	33,852	32,290	35,592	32,410
Total interest-bearing liabilities	646,493	593,165	591,745	587,491	598,857

Demand deposits	162,632	159,388	155,118	155,508	145,018
Other non-interest bearing liabilities	13,665	14,785	12,467	11,465	10,101
Stockholders' equity	87,949	87,197	85,463	84,514	82,142
Total Liabilities and Equity	$910,739	$854,535	$844,793	$838,978	$836,118

YIELD/RATE
Loans, net	4.59%	4.58%	5.12%	4.72%	4.87%
Investment securities	2.58%	2.55%	2.66%	2.68%	2.65%
Interest bearing deposits at banks	0.26%	0.06%	0.17%	0.19%	0.32%
Total interest-earning assets	4.08%	4.28%	4.77%	4.43%	4.46%

NOW	0.43%	0.41%	0.44%	0.45%	0.44%
Regular savings	0.39%	0.30%	0.27%	0.27%	0.27%
Muni-vest savings	0.23%	0.21%	0.22%	0.23%	0.22%
Time deposits	1.42%	1.55%	1.58%	1.55%	1.55%
Total interest-bearing deposits	0.56%	0.56%	0.57%	0.55%	0.53%
Other borrowings	1.62%	1.09%	1.16%	1.64%	1.89%
Total interest-bearing liabilities	0.61%	0.59%	0.60%	0.61%	0.61%

Interest rate spread	3.47%	3.69%	4.17%	3.82%	3.85%
Contribution of interest-free funds	0.14%	0.15%	0.15%	0.15%	0.13%
Net interest margin	3.61%	3.84%	4.32%	3.97%	3.98%